UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2011

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  Successor to Chief Executive Officer Named

On November 15, 2011, based on the recommendation of its nominating and corporate governance committee, the Board of Directors (the “Board”) of Comfort Systems USA, Inc. (the “Company”) formally selected Brian E. Lane, the Company’s President and Chief Operating Officer, as the named successor to William F. Murdy as the Company’s Chief Executive Officer. The Board anticipates that Mr. Lane will be elected to the position of Chief Executive Officer upon Mr. Murdy’s retirement as Chief Executive Officer on December 31, 2011.

Mr. Lane, age 54, joined the Company in 2003 and has served as the Company’s President and Chief Operating Officer since March 2010 and as a director since November 2010. Following his actual appointment to the position of Chief Executive Officer, Mr. Lane will continue to be a beneficiary of the Company’s Executive Severance Policy and has a Change-in-Control Agreement that contains a non-compete provision and also provides for a Change-in-Control equal to two times Mr. Lane’s annual base salary plus the greater of his current bonus or the average of the prior three years’ bonuses (whichever is greater). The Board anticipates that Mr. Lane’s base salary will increase to $500,000 USD effective January 1, 2012, and it is anticipated that his annual performance initiative will consist of a performance component as well as a discretionary component and will, in the aggregate, range from 0 percent to 100 percent of his annual salary.

As previously disclosed, following his retirement as Chief Executive Officer and with re-election at the Annual Meeting of Stockholders held in 2012, Mr. Murdy will continue to serve the Company as non-executive Chairman of the Company’s Board. As non-executive Chairman of the Board, Mr. Murdy’s annual fixed cash compensation will be reduced to a $125,000 flat director fee.

Attached as Exhibit 99.1 is a copy of a press release of the Company dated November 15, 2011, announcing that the Company’s Board has formally selected Mr. Lane as the named successor to Mr. Murdy as the Company’s Chief Executive Officer.

Item 8.01                                             Other Events

Attached and incorporated herein by reference as Exhibit 99.2 is a copy of a press release of the Company dated November 15, 2011 announcing that the Company’s Board has approved an amendment to the Company’s stock repurchase program to increase the shares authorized and remaining as available to purchase back up to 1,000,000 shares by authorizing the company to acquire up to 1,000,000 additional shares of its outstanding common stock.  The company’s existing stock repurchase program had previously authorized the repurchase of up to 1,000,000 shares of the company’s outstanding common stock.

Through November 14, 2011, the Company repurchased 5,600,537 shares of the company’s common stock at an aggregate price of $61,474,533.  This extension of the stock repurchase program will “top off” the plan and permit the Company to repurchase up to an additional 1,000,000 shares of its currently outstanding common stock beyond what had already been purchased as of November 14, 2011.

The share repurchases will be made from time to time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors.  The Company expects that the share repurchases will be financed with available cash.  The Company’s Board may modify, suspend, extend or terminate the program at any time.

ITEM 9.01                                       Financial Statements and Exhibits

The following Exhibits are included herein:

Exhibit 99.1 Press Release of Comfort Systems USA, Inc. dated November 15, 2011 announcing that Brian E. Lane has been selected as the named successor to the position of Chief Executive Officer.

Exhibit 99.2 Press Release of Comfort Systems USA, Inc. dated November 15, 2011 announcing that the Company’s Board of Directors has approved an amended stock repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President and General Counsel

Date:	November 16, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release of Comfort Systems USA, Inc. dated November 15, 2011 announcing that Brian E. Lane has been selected as the named successor to the position of Chief Executive Officer.

99.2	Press Release of Comfort Systems USA, Inc. dated November 15, 2011 announcing that the Company’s Board of Directors has approved an amended stock repurchase program.